MANAGEMENT SERVICES AGREEMENT, dated May 23, 2014

(Amended – August 25, 2014)

EXHIBIT

NAME OF FUND

ADVISOR FEE PAID MONTHLY

TCG Daily Liquidity Government Money Market Fund

Institutional Shares

0.60%

Service Shares

0.60%

Investor A Shares

0.60%

Investor B

0.60%

Investor C

0.60%

TCG Financial Series Trust II

By: ______________________

Jorge Coloma, President

Dated: August 25, 2014

3 TCG Financial Services, LLC

By:

Vivian Coloma, President

Dated: August 25, 2014